Exhibit 10.7
Centre d’Affaires Paris Trocadéro
112, Avenue Kléber
75784 Paris Cedex 16
FRANCE
Phone: +33 (0)1 56 26 71 50
Fax: +33 (0)1 56 26 71 73
Mark F. Mai
Director
11 March 2011
Gustavo Nechar
6, residence du Clos Baron
78112 Fourqueux
Dear Gustavo,
Thank you very much for taking the time to interview with Dresser-Rand. We are impressed with your qualifications and accomplishments and would like to extend to you an offer to serve as the Vice President, Human Resources of Dresser-Rand Group Inc. (“DRC”) reporting to Vincent Volpe, DRC’s Chief Executive Officer and President, and as an employee of Dresser-Rand International Inc. (the “Company”). This position will be based in our Corporate Headquarters location in Paris, France. If you accept this offer, we will provide you an Employment Agreement to be executed by you and the Company. We would anticipate your employment start date to be on or around July 1, 2011. The components of your total compensation package include:
•	An annual base salary of Euro 203,500 gross, which will be paid in monthly installments.

•
Participation in Dresser-Rand’s annual incentive program (AIP), with a target payout level of 40% of your gross annual base salary, and a potential for a maximum award at 2 times the target. For 2011, you will be eligible to receive a pro-rated portion of this incentive based on your full months of service during the year. I will send to you separately a copy of your 2011 AIP program summary and your individualized plan targets.

•	Access to a Company-provided vehicle while employed according to the vehicle policy in effect for France.
You will also participate in the Dresser-Rand Long Term Incentive (LTI) program, which is sponsored by Dresser-Rand Group Inc., our parent comany. You will receive a 2011 grant valued at $286,700, consisting of an annual grant valued at $104,000 and a one-time special grant of $182,700 in recognition of your forfeiture of certain equity rights with respect to your current employer. Our 2011 LTI program is composed of stock options and restricted stock units, all of which vest over a 3-year period. Dresser-Rand has adopted four fixed dates on which we grant equity each year. You will receive your 2011 grant on the first fixed grant date following your start date with the Company. We expect this date to be August 15, 2011. The annual grant is typically made in February and you will be eligible for a grant again then.
Dresser-Rand International Inc. | Corporation de l’Etat du Delaware | Numéro 0411549
Corporation Trust Center – 1209 Orange Street – Wilmington – Comté de New Castle – 19801 Delaware – Etats-Unis
112, avenue Kléber – 75784 Paris Cedex 16 – France | 522 901 123 RCS Paris | TVA FR 78522901123
Tél: +33 (0)1 56 26 71 71 • Fax: +33 (0)1 56 26 71 72

Please note that all components of your total compensation package, including eligibility, benefits, features and administrative components are subject to change, except as otherwise provided by law. No plan or program contained within this offer should be viewed as a contract or entitlement. Your employment agreement shall set forth the binding obligations with respect to your employment.
This offer is contingent on satisfactory provision or completion of the following:
•	Your written acceptance of the terms contained within certain Dresser-Rand policies and agreements such as Code of Conduct and Agreement Related to Intellectual Property.

•	Your written confirmation that you are not bound by any non-compete that would prohibit you from joining the Company

•	Background check.
Please confirm your acceptance of this offer by signing this letter and returning a full signed copy to me (mmai@dresser-rand.com) within 5 business days from the date of this offer letter. I can also be reached at +33 (0)1 56 26 71 71. This offer may be rescinded if you fail to timely satisfy any of the above listed contingencies.
If you have any questions regarding this offer, please contact me.
We are excited about your decision to join Dresser-Rand and we look forward to you being a member of our team.
Sincerely,
/s/ Mark F. Mai
Mark F. Mai
Director

cc:	Vincent R. Volpe Jr.
I accept the Company’s offer with an effective starting date of no later July 1, 2011.

Signature: /s/ Nechar, Gustavo	Date: March 13, 2011